Exhibit 10.1

NOMINATION AND STOCKHOLDERS AGREEMENT

THIS NOMINATION AND STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2011, by and among Express, Inc. (the “Company”), Multi-Channel Retail Holdings LLC - Series G, a Delaware limited liability company (“MCRH”), Golden Gate Capital Investment Fund II, L.P., Golden Gate Capital Investment Fund II-A, L.P., Golden Gate Capital Investment Annex Fund II, L.P. (collectively, the “GGC Funds” and, together with MCRH, “GGC” ), and Joshua Olshansky (the “Nominee”).

WHEREAS, Express Parent LLC, a Delaware limited liability company (“Parent”), MCRH (as successor in interest to Express Investment Corp., a Delaware corporation (“EIC”)), Limited Brands Store Operations, Inc., a Delaware corporation (“LBSO”), and EXP Investments, Inc., a Delaware corporation (“EXP” and together with LBSO, “Limited”) are parties to that certain Stockholders Agreement dated May 12, 2010;

WHEREAS, the Stockholders Agreement sets forth certain rights and obligations of Limited and MCRH, including, but not limited to, the right of the GGC Funds to nominate certain persons to the Board subject to certain conditions;

WHEREAS, by reason of the conversion of Parent to a Delaware corporation named Express, Inc., the Company is the successor-in-interest to Parent;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) among the Company, EIC, Express Management Investors Blocker, Inc., a Delaware corporation (“EMIB”), Express Management Investors LLC, a Delaware limited liability company (“EMI”, and together with EIC and EMIB, the “Merged Entities”), Multi-Channel Retail Holdings LLC - Series G, a Delaware limited liability company (“MCRH”), and Express Holding, LLC, a Delaware limited liability company, the beneficial owners of the Merged Entities, including MCRH, received shares of Common Stock of the Company in connection with the mergers contemplated therein (the “Mergers”);

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain rights and obligations of the Company, MCRH, the GGC Funds and the Nominee.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1.    Stockholders Agreement; Board Nomination Rights.

(a)The Company, MCRH and the GGC Funds agree that, notwithstanding anything to the contrary in the Stockholders Agreement, in connection with the annual meeting of the stockholders of the Company that will be held during the 2011 calendar year (the “2011 Annual Meeting”), MCRH and the GGC Funds agree that (i) David C. Dominik (“Dominik”) shall be nominated for election to Class I (i.e., the Board class with a term expiring at the third succeeding annual meeting of stockholders following the 2011 Annual Meeting) of the Board, and (ii) the Nominee shall promptly hereafter be appointed to the Board as a director to serve in Class II (i.e., the Board class with a term expiring at the first succeeding annual meeting of stockholders following the 2011 Annual Meeting (the “Olshansky Term”) of the Board .

(b)The Company, MCRH, the GGC Funds and the Nominee agree that, notwithstanding anything to the contrary in the Stockholders Agreement, in the event that the number of shares that GGC owns is less than 12,700,000 (a “Trigger Event”), then the Nominee shall promptly offer his resignation and shall be deemed to have offered his resignation as a director of the Company without any further action by the Nominee, at which time a majority of the Board may determine whether to accept or reject such resignation.

(c)The Company, MCRH, the GGC Funds and the Nominee each agree to take all actions required to cause the resignation of Olshansky in accordance with Section 1(b) hereof (including, in the case of Olshansky, delivering to the Company on the date hereof an executed, but undated, form of the Resignation Letter attached hereto as Exhibit A, the “Resignation Letter”.

(d)If the Board seat held by Olshansky shall become vacant because of his death, disability, disqualification, resignation (whether pursuant to Section 1(b) hereof or otherwise) or removal, MCRH and the GGC Funds agree that they shall not exercise any right, even if such right otherwise would exist under the Stockholders Agreement, to nominate a successor to Olshansky to serve out the remainder of the Olshansky Term, unless otherwise permitted by a majority of the Board. MCRH and the GGC Funds further agree that Dominik, upon his nomination and election to the Board, shall qualify as one of the GGC Appointees, as that term is described and defined in Section 1(a)(ii) of the Stockholders Agreement.

2.    Company Obligations. The Company agrees to use its commercially reasonable efforts to assure that (i) each of Dominik and the Nominee is included in the Board's slate of nominees for election to the Board by the stockholders for the 2011 Annual Meeting, and (ii) each of Dominik and the Nominee is included in the proxy statement for the 2011 Annual Meeting prepared by management of the Company in connection with soliciting proxies the election of members of the Board at the 2011 Annual Meeting, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board in lieu of the 2011 Annual Meeting.

3.    Approval of Compensation for Chief Executive Officer and Directors. All decisions and/or resolutions regarding compensation of the Chief Executive Officer or any director (including in his or her capacity as a member of any committee of the Board, chairman of the Board or a member of any subcommittee) shall be not be made or adopted without the affirmative vote of a majority of the Board, as then constituted.

4.    Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.     Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as otherwise expressly provided herein, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

6.    Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

7.    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

8.    Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 15, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

9.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.    Entire Agreement. This Agreement, the Stockholders Agreement and any other writing signed by authorized representatives of each of the parties after the date hereof that specifically references this Agreement or the Stockholders Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter hereof. The parties hereto acknowledge and agree that this Agreement is a supplement to the Stockholders Agreement, nothing herein shall be deemed to amend or modify the rights and obligations of any of the Company, MCRH and GGC under the Stockholders Agreement, and all of the provisions thereunder remain in full force and effect without modification or amendment hereby.

11.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

12.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.    Further Assurances. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

14.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

15.    Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

If to the Company:

Express, Inc.
One Express Drive
Columbus, OH 43230
Attention: Chief Executive Officer
Facsimile: (614) 474-7827

With a copy to (which shall not constitute notice):

Potter Anderson & Corroon LLP
Hercules Plaza, 6th Floor
1313 N. Market Street
Wilmington, DE 19801
Attention: Mark A. Morton
Facsimile: (302) 778-6078

If to MHRC, the GGC Funds or the Nominee:

c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention: David Dominik
Facsimile: (415) 983-2701

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Stephen Oetgen
Facsimile: (415) 439-1314

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 15 during regular business hours.

16.    Enforcement. The parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXPRESS, INC.

By: /s/ Matthew C. Moellering
Name: Matthew C. Moellering
Title: Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

MULTI-CHANNEL RETAIL HOLDINGS LLC - SERIES G

By: /s/ David Dominik
Name: David Dominik
Title: Manager

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.
By: Golden Gate Capital Management II, L.L.C
Its: General Partner

By: /s/ David Dominik
Name: David Dominik
Title: Principal Managing Director

GOLDEN GATE CAPITAL INVESTMENT FUND II-A, L.P.
By: Golden Gate Capital Management II, L.L.C
Its: General Partner

By: /s/ David Dominik
Name: David Dominik
Title: Principal Managing Director

GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II, L.P.
By: Golden Gate Capital Management II, L.L.C
Its: General Partner

By: /s/ David Dominik
Name: David Dominik
Title: Principal Managing Director

JOSHUA OLSHANSKY
/s/ Joshua Olshansky

Exhibit A

OFFER OF RESIGNATION

I, Joshua Olshansky, do hereby:
1.Tender resignation as a member of the Board of Directors of Express, Inc., a Delaware corporation (the “Company”), effective as of the date when the number of Express, Inc. shares owned by GGC is less than 12,700,000 (which date will be written below);
2.Make, constitute and appoint each and every officer of the Company as my true and lawful attorney in fact, with full power and authority to enter such date below, as I could do if personally present; and
3.Authorize the Company to accept this resignation as of the date identified below.

/s/ Joshua Olshansky
Joshua Olshansky

Date: ______ __, 201_